CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and to the use in the Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 3 to the Separate Account E registration statement on Form N-4 (the "Registration Statement") of our report dated February 11, 1997, relating to the statutory basis financial statements of The Guardian Insurance & Annuity Company, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.



Price Waterhouse LLP
New York, NY
August 29, 1997